CONSENT OF JEFFREY VOLK

I consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-8, of references to my name and to the use of the technical report titled “NI 43-101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK” effective February 1, 2012, included in or made part of NovaCopper Inc.’s Annual Report on Form 10-K for the year ended November 30, 2012.

DATED: May 29, 2013

/s/ Jeffrey Volk
Name: Jeffrey Volk